Exhibit 99

FOR IMMEDIATE RELEASE                                                    PR-0001


Contact: David C. Carney, Chairman                            610-832-2111, x114
         Andrew R. Bacas, Acting Chief Executive Officer      610-832-2111, x101
         Mark P. Glassman, Chief Financial Officer            610-832-2111, x104


ImageMax Announces Convertible Subordinated Debt Financing; J.B. Doherty to Join
   Board of Directors; Lewis E. Hatch and Andrew R. Bacas re-elected to Board

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         Conshohocken, PA, February 15, 2000 - ImageMax, Inc. (OTCBB: IMAG)
announced today it had completed a $6 million financing transaction involving the sale of convertible subordinated notes (the "Notes") with warrants to an investor group headed by TDH III, L.P. of Rosemont, PA. Also participating in the financing were Dime Capital Partners, Inc., a wholly owned subsidiary of Dime Savings Bank of New York (Nasdaq: DIME), along with Robert E. Drury, former Senior Vice President and Corporate Treasurer of Sodexho Marriott. The proceeds of the financing will be used primarily to repay senior bank debt and provide working capital for the Company. Simultaneously, the Company signed an agreement with its banks giving it the right to extend the current interim bank agreement until June 30, 2000. Additionally, the Company announced that it has signed a commitment letter with a bank to lead a refinancing of the remaining portion of the Company's senior bank debt. The Company and the bank expect to close the refinancing prior to June 30, 2000.

         The Notes carry a four year term and a 9% coupon payable semi-annually and are convertible into common stock of the Company at a price of $3.50 per share. The Notes cannot be voluntarily pre-paid and certain penalties may apply under certain circumstances if the Notes are converted prior to the Notes' third anniversary. The investors were also issued warrants to purchase an additional
1.8 million shares of common stock at $3.50 per share.

         Simultaneous with this investment, J.B. Doherty, the managing general partner of TDH III, L.P. has joined the Company's board. Mr. Doherty has been active with TDH as a private equity investor since 1978. Mr. Doherty currently serves on the boards of Monitoring Technology Corporation (where he is the chairman) and O-Cedar Brands, Inc., both private companies. He is a past and founding director of Airgas, Inc. and XLConnect Solutions. Prior TDH private equity investments include Airgas, Inc. (NYSE: ARG), the nation's largest independent distributor of industrial gases and welding equipment; ESPN, The Entertainment Sports Programming Network, now a subsidiary of the Walt Disney Company (NYSE: DIS); and Staples, Inc. (Nasdaq: SPLS), the originator of the large format, discount office supply "superstore". Dime Capital has over $30 million in capital invested in a portfolio of over 22 companies and in conjunction with this investment, Stephen B. Lane, President of Dime Capital, will participate actively as an observer to the board.

         "We are delighted to have TDH, Dime Capital, and Bob Drury as our financing partners and to have J.B. Doherty join our board," said David Carney, Chairman of ImageMax.

         "We view this transaction as an important step toward successfully refinancing the remaining portion of our senior bank debt," said Andy Bacas, the Company's Acting CEO. "With the momentum of a healthy year of operations behind us, we are positioned to move forward with an improved balance sheet, a strengthened commitment to our growing digital and Internet services, and the confidence of knowing we have institutional investors supporting our strategy. The investors also have a network of relationships that should be of benefit to the Company in a number of areas," Bacas continued.

         This transaction represents the completion of the Company's exploration of strategic and financial alternatives which was previously announced in 1999. The board unanimously approved the investment.

         In other news, at the Company's annual meeting of shareholders on December 8, 1999, the shareholders re-elected Lewis E. Hatch, Jr. and Andrew R. Bacas as directors and approved an increase of one million shares in the number of shares that can be granted under the Company's 1997 Incentive Compensation Plan.

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         Concurrent with the investment transaction, to assure management continuity and to align management incentives with shareholder interests, options to purchase up to 700,000 shares of common stock at $ 1.6875 (the closing price as of the closing date of the investment transaction) were granted to certain officers, directors, and other employees in accordance with the above mentioned Amendment to the 1997 Incentive Compensation Plan.

         Statements in this press release which are not historical fact, including expectations about future benefits of the financing, potential refinancing and the Company's future operating results and cash flows, are forward-looking statements that involve risk and uncertainty, including those set forth in "Business-Risk Factors" in ImageMax' 1998 Annual Report on Form 10-K and other ImageMax filings with the Securities and Exchange Commission, and risks associated with the results of the continuing operations of ImageMax. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.


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